Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

Unum Group Announces Credit Facility

CHATTANOOGA, TN (December 9, 2008) – Unum Group (NYSE: UNM) (the “Company”) announced today that it has obtained a new credit facility. The current facility establishes a $250 million unsecured revolving line of credit and replaces an existing facility. The facility was arranged through Wachovia Capital Markets LLC and Banc of America Securities LLC. As previously stated, the Company intends to use any drawn borrowings from the facility for general corporate purposes. Any actions that the Company may take will be consistent with the Company’s stated capital management strategy.

“Our strong operating performance, in conjunction with our capital management strategy, has provided us with a financial buffer during these volatile and uncertain times. Though we have no current plans to access credit or to raise additional capital, we believe it is prudent to maintain our financial flexibility. The facility which we have announced today is consistent with our commitment to maintaining this flexibility,” commented Robert Greving, executive vice president, chief financial officer and chief actuary of Unum Group. “Given the heightened liquidity constraints in the banking sector over the last twelve months, we view our ability to establish our current facility as a continuation of the financial markets validation of our Company.”

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About Unum

Unum (www.unum.com) is one of the leading providers of employee benefits products and services, and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.